Resource Credit Income Fund

Item 77I - Terms of New or Amended Securities

Resource Credit Income Fund (the "Registrant") began offering Class A, C, D, I, T, U and W shares on April 13, 2015.  Post−Effective Amendment No. 2 to the Registrant's Registration Statement, Accession Number 0001104659-15-027285, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.